UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

School Specialty, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 19, 2008

To the Shareholders of School Specialty, Inc.:

The 2008 Annual Meeting of Shareholders of School Specialty, Inc. will be held at The American Club, located at 419 Highland Drive, Kohler, Wisconsin, on Tuesday, August 19, 2008 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect two directors to serve until the 2011 Annual Meeting of Shareholders as Class I directors;

(2)	To approve the School Specialty, Inc. 2008 Equity Incentive Plan;

(3)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2009; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Shareholders of record at the close of business on July 2, 2008 are entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or Internet vote. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

July 10, 2008

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

July 10, 2008

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday of April each year. In this Proxy Statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 26, 2008 is referred to as “fiscal 2008”).

This Proxy Statement is furnished by the Board of Directors of School Specialty for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Shareholders to be held at The American Club, located at 419 Highland Drive, Kohler, Wisconsin, on Tuesday, August 19, 2008 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for fiscal 2008, will be mailed to shareholders starting on or about July 10, 2008.

Shareholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or following the instructions for Internet voting on the proxy card. If you submit a signed proxy card or vote by telephone or Internet, you may still attend the Annual Meeting and vote in person. Any shareholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the two individuals nominated to serve as Class I directors;

•	FOR approval of the School Specialty, Inc. 2008 Equity Incentive Plan; and

•	FOR ratification of the appointment of the independent registered public accounting firm.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain shareholders by telephone or other electronic means.

Only shareholders of record at the close of business on July 2, 2008 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had approximately 18,791,828 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Wisconsin law and School Specialty’s By-Laws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election, “withhold authority” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

With respect to the vote required to approve the various proposals at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. In the election of a director, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

•

Approval of the proposal to approve the School Specialty, Inc. 2008 Equity Incentive Plan requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

•

Ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of ratification exceed the votes cast opposing the ratification. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 19, 2008

This proxy statement and our Annual Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (9)
David J. Vander Zanden (1)	304,785	1.6%
Thomas M. Slagle (1)	26,000	*
Steven F. Korte (1)	25,000	*
Gregory D. Cessna (1)	26,000	*
David N. Vander Ploeg	0	*
Kevin L. Baehler (1)(2)	5,750	*
David G. Gomach (3)	30	*
A. Jacqueline Dout	0	*
Edward C. Emma (1)	9,500	*
Terry L. Lay (1)	22,500	*
Jonathan J. Ledecky (1)	541,124	2.9%
Herbert A. Trucksess, III (1)	7,000	*
Jacqueline F. Woods (1)	5,670	*
All executive officers, directors and director nominees as a group (13 persons) (1)	973,359	5.2%

MSD Capital, L.P. (4) MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	2,784,500	14.8%

EARNEST Partners, LLC (5) 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	1,795,408	9.5%

Dimensional Fund Advisors LP (6) 1299 Ocean Avenue Santa Monica, California 90401	1,704,669	9.1%

T. Rowe Price Associates, Inc. (7) T. Rowe Price New Horizons Fund, Inc. 100 East Pratt Street Baltimore, Maryland 21202	1,682,533	9.0%

Barclays Global Investors, N.A. (8) 45 Fremont Street, 17th Floor San Francisco, California 94105	1,059,098	5.6%

*	Less than 1% of the outstanding Common Stock.

(1)	Share amounts include shares subject to options granted under our 1998 and/or 2002 Stock Incentive Plans that are currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 215,836 for Mr. Vander Zanden, 25,000 for Mr. Slagle, 25,000 for Mr. Korte, 25,000 for Mr. Cessna, 5,750 for Mr. Baehler, 8,500 for Mr. Emma, 21,000 for Mr. Lay, 41,000 for Mr. Ledecky, 4,000 for Mr. Trucksess, 4,000 for Ms. Woods and 375,086 for all executive officers and directors as a group.

(2)	Mr. Baehler served as interim Chief Financial Officer from July 2, 2007 to April 21, 2008.

(3)	Mr. Gomach resigned his employment with the Company effective July 2, 2007.

(4)	MSD Capital, L.P. and MSD SBI, L.P. have jointly filed an amended Schedule 13D with the Securities and Exchange Commission (“SEC”) reporting that they had, as of June 20, 2006, shared voting and dispositive power over 2,784,500 shares of Common Stock.

(5)	EARNEST Partners, LLC filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2007, sole voting power over 557,791 shares of Common Stock, shared voting power over 476,779 shares of Common Stock and sole dispositive power over 1,795,408 shares of Common Stock.

(6)	Dimensional Fund Advisors LP (“Dimensional”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2007, sole voting and dispositive power over 1,704,669 shares of Common Stock in its role as investment advisor to four investment companies registered under the Investment Company Act of 1940 and investment manager to certain other comingled group trusts and separate accounts (such trusts and accounts, together with such investment companies, referred to as the “Funds”). According to the filing, all securities reported therein are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(7)	T. Rowe Price Associates, Inc. has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2007, sole voting power over 296,707 shares of Common Stock and had sole dispositive power over 1,682,533 shares of Common Stock.

(8)	Barclays Global Investors, N.A. has filed a Schedule 13G on its behalf and on behalf of its following affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, the shares reported are held by the Barclays Global Investors, N.A. in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, N.A. and the affiliates have, in aggregate, sole voting power with respect to 818,973 shares of Common Stock and sole dispositive power with respect to 1,059,098 shares of Common Stock.

(9)	Based on 18,791,828 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board of Directors currently consists of seven members. The Board of Directors has determined that the majority of the current directors are independent under the listing standards of The NASDAQ Stock Market LLC. Our independent directors include A. Jacqueline Dout, Edward C. Emma, Terry L. Lay, Jonathan J. Ledecky, Herbert A. Trucksess, III and Jacqueline F. Woods. Directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of the directors in Class I expires at the Annual Meeting. The Board of Directors proposes that the nominees described below be elected as Class I directors for a new term ending at the 2011 Annual Meeting and until their successors are duly elected and qualified. Both of the nominees for director currently serve as Class I directors and are standing for re-election.

Each of the nominees has indicated a willingness to serve as a director, but if either nominee should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors unanimously recommends that shareholders vote “for” the election of the nominees to serve as directors.

NOMINEES FOR DIRECTOR—CLASS I

(term expiring 2011)

Name and Age of Director

Edward C. Emma Age 53	Mr. Emma has served as a director of School Specialty since June 2006. He has been President and Chief Operating Officer of Jockey International, Inc. since 1995, and has served in various management roles at Jockey International since 1991. Mr. Emma has been a director of Jockey International since 1994.

Jonathan J. Ledecky Age 50	Mr. Ledecky has served as a director of School Specialty since June 1998 and was an employee of School Specialty from June 1998 to June 2000. He is currently President, Secretary and a director of Victory Acquisition Corp. and Triplecrown Acquisition Corp., publicly-traded special purpose acquisition corporations formed in January 2007. He previously served in the same capacities with Endeavor Acquisition Corp. from 2005 to 2007. He is also Chairman of the Ledecky Foundation, a philanthropic organization, and Chairman of Ironbound Partners Fund LLC, a private investment management fund.

CONTINUING DIRECTORS—CLASS II (term expiring 2009)

Name and Age of Director

David J. Vander Zanden Age 53	Mr. Vander Zanden has served as Chief Executive Officer of School Specialty since September 2002. He served as President from 2002 to March 2007 and as Interim Chief Executive Officer from March 2002 to September 2002. Mr. Vander Zanden served as President and Chief Operating Officer from March 1998 to March 2002. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since June 1998.

Jacqueline F. Woods Age 60	Ms. Woods has served as a director of School Specialty since December 2006. Ms. Woods is the retired President of AT&T Ohio, formerly SBC Ohio, and currently is a senior consultant specializing in executive coaching, media relations and crisis communications with the Landau Public Relations firm. She is also a director of The Timken Company, The Andersons, Inc., University Hospitals and Playhouse Square Foundation. Additionally, she is trustee of Kent State University, Muskingum College and the Foundation of Independent Higher Education.

CONTINUING DIRECTORS—CLASS III (term expiring 2010)

Name and Age of Director

A. Jacqueline Dout Age 53	Ms. Dout has served as a director of School Specialty since August 2007. She joined Pella Corporation, a designer, tester, manufacturer and installer of windows and doors, as Senior Vice President and Chief Financial Officer in 2002. Prior to joining Pella, Ms. Dout was President of JJB Enterprises, Inc., a strategic and financial consulting firm. From 1994 to 1998, she was Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., a manufactured home builder and retailer. She is a member of the Iowa College Foundation and the Pella Community Foundation and is Secretary to the Board of Directors of Pella Corporation. She is also a director of Cavco Industries, Inc.

Terry L. Lay Age 60	Mr. Lay has served as a director of School Specialty since June 2004 and was appointed non-executive Chairman of the Board in February 2006. Mr. Lay has been the Chief Executive Officer of Haggar Clothing Co. since October 2007. Mr. Lay had previously been retired from VF Corporation since June 2005, having served as its Vice President and Chairman—Global Jeanswear Coalition. Previously, he served as Vice President and Chairman—Outdoor and International Jeanswear Coalitions. In October 2000, Mr. Lay was named Vice President Global Processes for VF Corporation in addition to his role as Chairman of VF’s International Jeanswear Coalition, which he held from March 1999 until his retirement. He previously served as President of the Lee Apparel Company.

Herbert A. Trucksess, III Age 59	Mr. Trucksess has been a director of School Specialty since February 2007. He is the Chairman of Saia, Inc., previously SCS Transportation Inc., a leading less-than-truckload transportation and supply chain solutions business. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with affiliates of Sun Company (now Sunoco, Inc.).

CORPORATE GOVERNANCE

The Board of Directors has standing Governance/Nominating, Compensation and Audit Committees, each of which is governed in accordance with a written charter. The Board of Directors held seven meetings in fiscal 2008. Each director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which such director served, if any, in fiscal 2008. In connection with each regularly scheduled Board meeting, the independent directors meet in executive session without the participation of our Chief Executive Officer or other executive officers. School Specialty does not have a policy regarding board members’ attendance at the annual meeting of shareholders; however, all of the members of the Board of Directors attended the 2007 annual meeting of shareholders.

Governance/Nominating Committee. The Governance/Nominating Committee is responsible for approving director nominations. The Governance/Nominating Committee’s charter sets forth the authority and responsibilities of the committee with respect to director nominations. In connection with the selection and nomination process, the committee reviews the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty.

The members of the Governance/Nominating Committee include Ms. Woods (Chairperson), Mr. Lay and Ms. Dout, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Governance/Nominating Committee held two meetings in fiscal 2008.

The Governance/Nominating Committee will consider candidates nominated by shareholders of School Specialty in accordance with the procedures set forth in School Specialty’s By-Laws. Under School Specialty’s By-Laws, nominations other than those made at the discretion of the Board of Directors (or persons appointed by the Board of Directors) must be made pursuant to a timely notice in proper written form to the Secretary of School Specialty. To be timely, a shareholder’s request to nominate a person for director at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of School Specialty at School Specialty’s principal office not less than 60 nor more than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination. Candidates nominated by shareholders of School Specialty in accordance with these procedures will be evaluated by the Governance/Nominating Committee on the same basis as other nominees.

While the Governance/Nominating Committee has not adopted formal corporate governance guidelines, it has the following policies relating to the following Board matters:

•	Each year, the Board will conduct a self-evaluation, the results of which will be reviewed by the Governance/Nominating Committee;

•

Unless specifically approved by the Governance/Nominating Committee, Mr. Vander Zanden may serve on the board of directors of no more than one other publicly-traded company, and the other members of School Specialty’s Board may serve on the boards of directors of no more than two other publicly-traded companies;

•

Any director appointed by the Board will be nominated for election by the Company’s shareholders for the balance of the term of the class to which such director is appointed at the Company’s first annual meeting of shareholders following such appointment;

•	Directors are required to submit their resignation upon a change in employment; and

•	No individual who would be 72 years of age or older at the time of his or her election will be eligible to stand for election to the Board of Directors.

Compensation Committee. Under its charter, the responsibilities and powers of the Compensation Committee include the following:

•	reviewing and updating, as needed, the Company’s executive compensation objectives, policies and philosophy;

•

the review and approval of the performance and compensation of the Company’s executive officers, including the Chief Executive Officer, whose compensation must be also be ratified by a majority of the independent members of the Board of Directors;

•	making recommendations to the Board of Directors with respect to incentive compensation and equity-based or other compensation plans that require full Board approval;

•

the review and administration of the Company’s executive compensation plans, including all incentive compensation and equity-based or other compensation plans, and designating plan participants, establishing objectives and applicable performance measurement criteria and approving awards;

•

serving as the committee required under Section 162(m) of the Code with responsibility for establishing, administering, and certifying attainment of performance goals in order to comply with such section as the Compensation Committee deems appropriate;

•

reviewing the level and composition of compensation and benefits provided to non-employee members of the Board of Directors on a periodic basis, and approving any changes. Such approval shall also be ratified by a majority of the independent members of the Board of Directors;

•

as required under the rules of the SEC, providing a Compensation Committee report to be included in the Company’s annual proxy statement which states whether (1) the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required to be included in the Company’s annual proxy statement, and (2) based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement; and

•	taking further action as necessary or appropriate upon authority provided by the Board of Directors with respect to any other compensation matters that may arise.

The Compensation Committee may delegate authority and assign responsibility to with respect to such of its functions and to such officers of the Company, or committees comprised of such persons, as it may deem appropriate from time to time. In addition, in the course of fulfilling its duties, the Compensation Committee has the sole authority to retain, at the Company’s expense, a compensation consultant, to approve the consultant’s fees and other retention terms, and to terminate any such compensation consultant. The Compensation Committee also has the sole authority to retain, at the Company’s expense, legal, accounting or other advisors, including sole discretion to approve the fees and other retention terms of any such advisor, and to terminate any such advisor.

The members of the Compensation Committee are Mr. Emma (Chairman), Mr. Trucksess and Ms. Woods, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The Compensation Committee held four meetings in fiscal 2008. Additional information regarding the role of the Compensation Committee may be found under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Audit Committee. The Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. The members of the Audit Committee are Mr. Trucksess (Chairman), Mr. Lay and Ms. Dout, each of whom is “independent” within the meaning of the listing standards of The NASDAQ Stock Market. Mr. Trucksess, Mr. Lay and Ms. Dout have each been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted, and the Board of Directors has approved, a charter for the Audit Committee. The Audit Committee held six meetings in fiscal 2008.

Shareholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Karen Riching, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate board member(s).

Certain documents relating to corporate governance matters are available on School Specialty’s web site at www.schoolspecialty.com. These documents include the following:

•	The charters of the Audit Committee, the Compensation Committee and the Governance/ Nominating Committee; and

•

Code of Business Conduct/Ethics, which contains an employee hotline number that employees may use to report suspected code violations on a confidential basis. All employees of School Specialty have been made aware of the availability of the hotline.

RELATED PARTY TRANSACTIONS

Under its written charter, the Company’s Audit Committee is responsible for reviewing and approving all related party transactions with directors, executive officers, 5% shareholders, members of their families and persons or entities affiliated with them. No such transactions occurred in fiscal 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is intended to provide a clear and understandable discussion of our compensation philosophy and practices, the elements of compensation of our Chief Executive Officer and our other Named Executive Officers, why those elements have been selected and how they are applied and implemented by the Compensation Committee (which we refer to in this section as the “Committee”) and ratified by the independent members of our Board of Directors.

Objectives. The objectives of the Company’s executive compensation program are as follows:

•	To attract, retain and motivate highly competent executive officers;

•	To provide incentives to the Company’s executive officers to achieve and exceed the Company’s annual and long-term financial goals; and

•	To enhance shareholder value by aligning the financial objectives of our executive officers with the interests of our shareholders.

The Committee strives to meet these objectives by providing executive officers with a competitive compensation package comprised of both cash and non-cash components, and which places a significant portion of total compensation at risk by tying compensation to the Company’s annual and long-term financial performance and to the creation of shareholder value. The program is also designed to differentiate among and reward the Company’s best performers and to allow executive officers to build an equity stake in the Company, aligning their interests with those of shareholders.

Components. The compensation structure for our executive officers, including the Named Executive Officers, is principally comprised of three components:

•	Base salary;

•	Annual cash incentive awards; and

•	Long-term equity incentive awards.

Overall compensation is allocated among these components in a manner that is intended to create a balance between cash and non-cash compensation and between short-term and long-term incentives, based largely upon market data regarding the compensation practices of comparable companies, as described in more detail below. There has historically been some year-to-year variation among these components, primarily due to the timing of award grants and the vesting and/or exercise of equity incentive awards.

Philosophy. The Committee’s philosophy is that the compensation paid to the Company’s executive officers should be market competitive, be aligned with the short- and long-term financial goals of the Company and be reflective of the performance of the executive officers as individuals. The Company’s executive compensation plans are structured in a manner intended to provide a balance of fixed compensation and performance-based incentive compensation.

The Committee views base salary as an important tool for fulfilling its objective of attracting and retaining highly competent executive officers in a competitive market. In addition, a significant portion of total compensation is directly related to and contingent upon objective performance criteria established by the Committee annually. Accordingly, our executive officers participate in our Incentive Bonus Plan, which provides an annual cash incentive based on objective formulas tied to each individual’s profit center and/or the Company as a whole. Finally, the Company believes that providing for equity ownership by our executive officers is an important component in ensuring that executive officers’ interests remain closely aligned with the interests of our shareholders. Equity ownership is accomplished through stock option awards to executive officers, generally upon commencement of employment or promotion into an executive position. Additional stock option awards are granted to executive officers from time to time as the Committee deems appropriate based on individual performance and as necessary to ensure continued competitive positioning with the marketplace. During fiscal 2008, the Committee also awarded performance-based Non-Vested Stock Units (“NSUs”) to executive officers as an additional component of equity compensation and established stock ownership guidelines, as discussed below.

It is the intention of the Committee that, in allocating among the various components of the Company’s compensation program, the overall compensation paid to the Company’s executive officers will reflect the average proportion of the most commonly used executive compensation components used by comparable companies, as described below. The Committee establishes performance criteria and goals at levels it believes will ultimately deliver value approximating the median range of compensation at comparable companies. The Committee has evaluated, and will continue to evaluate, the potential for benchmarking against a peer group of specific companies with similar operations. However, due to the lack of public companies with businesses that the Committee believes are sufficiently similar to the Company’s, the Committee has determined it necessary to use the broader survey data described below.

The Committee determines the median of the respective ranges based upon proprietary survey data (the “Survey Data”) obtained from Towers Perrin. The Survey Data reflects size-adjusted company revenue (approximately $1.0 billion) and comparative employment position information from a general industry group of approximately 400 U.S. market-capitalized companies (the “Survey Group”). The Committee reviews at least annually this Survey Data and considers the competitiveness of our overall executive compensation program, including the mix between cash and non-cash compensation, and annual and long-term incentive targets and payments or awards.

The total compensation opportunity for executive officers and other senior leaders is targeted to highly competitive levels relative to the comparable companies within the median range if superior results are achieved. For the Named Executive Officers, the portion of total compensation at risk is significantly higher than for less senior executive officers.

Independent Consultant. Under its charter, the Committee has the authority to retain a compensation consultant at the Company’s expense. Historically, the Committee determined total compensation and the mix of cash and non-cash compensation with reference to national and regional survey data for companies of comparable size, complexity and geographic location to the Company, and also in consideration of specific needs of the Company to attract and retain highly competent executive officers. In addition to those factors, during fiscal 2007, the Committee engaged Towers Perrin as an independent compensation expert to advise the Committee with the respect to the development and implementation of updated executive compensation components, and continued the engagement during fiscal 2008. The role of Towers Perrin in the Committee’s processes is described as applicable below.

Base Salary

The Company views a competitive base salary as an important tool for meeting the objective of attracting and retaining highly competent executive officers. Base salaries also serve as a basis for the Company’s annual Incentive Bonus Plan, which expresses bonus opportunity as a percentage of annual base salary. While annual base salary is paid even if annual performance goals are not met, individual performance and magnitude of responsibilities are considered by the Committee when evaluating proposed salary adjustments.

Base salaries are determined by the Committee based on information from the Survey Group and its subjective assessment of several other factors, including the individual’s level of responsibility, experience and past performance record. The Committee establishes salary ranges based primarily on the Survey Data, as it believes the companies in the Survey Group generally represent the companies with which we compete for executive talent. The Committee’s review of the Survey Data is combined with a review of individual performance. Accordingly, in making salary recommendations for fiscal 2008, the Committee considered both the individual performance of the Named Executive Officers and the information provided by the Survey Group, particularly comparative position information with respect to the Survey Group. The Committee targets the median range of the Survey Data for base salaries, an approach it believes allows the Company to effectively compete in the market for qualified employees without placing an overemphasis on fixed compensation.

Mr. Vander Zanden’s base salary is reviewed at least annually by the Committee, which recommends any changes for approval by the Board of Directors. In fiscal 2007, Mr. Vander Zanden received a base salary of $505,000, which was unchanged from fiscal 2006. In accordance with the philosophy identified above and more specifically in relation to principal executive officer position information reflected in the Survey Data from Towers Perrin, effective April 30, 2007, Mr. Vander Zanden’s base salary was increased to $650,000. In addition, during the Company’s annual review of base salary merit increases for all salaried associates completed in August of 2007, the Committee approved a $25,000 merit increase to Mr. Vander Zanden’s base salary effective August 27, 2007. As of April 26, 2008, Mr. Vander Zanden’s annual base salary was $675,000.

Salaries for executive officers other than the Chief Executive Officer are recommended to the Committee by the Chief Executive Officer for review and approval prior to submission to the Board of Directors for ratification. These recommendations are based on Survey Group information and other factors, as mentioned above, that the Chief Executive Officer reviews and assesses with the Company’s Chief Human Resources Officer. The Committee considers annual merit increases to base salaries for the Named Executive Officers immediately prior to the regularly scheduled August board meeting and has the discretion to make other salary adjustments for such things as increased responsibilities, performance and market conditions, subject to ratification by the Board of Directors. During December of fiscal 2007, Mr. Cessna’s and Mr. Korte’s base salaries were increased from $265,000 to $300,000 in accordance with the philosophy and factors described above, and more specifically to reflect Mr. Cessna’s performance in leading the Education Essentials business and the assumption of increased divisional responsibilities by Mr. Korte. Effective August 27, 2007, Mr. Cessna’s and Mr. Korte’s base salaries were each increased to $310,500 in conjunction with the Company’s annual review of base salary merit increases for all salaried associates.

Mr. Slagle’s base salary was established at $525,000 upon his joining the Company as President and Chief Operating Officer under his employment agreement dated March 15, 2007, in accordance with the philosophy and factors described above. Effective August 27, 2007, Mr. Slagle’s base salary was increased to $543,500 in conjunction with the Company’s annual review of merit increases for all salaried employees. Mr. Baehler’s annual base salary was established at $250,000 during his tenure as Interim Chief Financial Officer subsequent to the departure of Mr. Gomach. Mr. Vander Ploeg’s base salary was established at $330,000 under his employment agreement dated April 21, 2008. Mr. Gomach’s base salary was established at $300,000 upon his joining the Company as Chief Financial Officer under his employment agreement dated August 14, 2006, in accordance with the philosophy and factors described above.

Annual Cash Incentive Bonus Plan

The Committee believes it is important to have a portion of annual cash compensation tied to the short-term (annual) performance of the Company and its executive officers. It is intended that this component of the total compensation of executive officers be competitive with the market, but also reward executive officers for the achievement of performance objectives. The Committee believes that performance-based incentive compensation serves the objective of aligning the interests of the executive officers with the interests of the Company and its shareholders.

The Committee annually reviews and establishes targets for annual bonus payouts to be applicable for the performance year. At the regularly scheduled board meeting that occurs in June, the Committee approves the metrics to be employed for the plan year, the performance targets for the metrics, the relative weighting of the metrics, and the payout as a percentage of the target performance level. This is accomplished through the approval of matrices that establish a threshold performance level, a target performance level and a maximum performance level for each metric based on the Company’s operating business plan, taking into account what the Committee and management believes to be the likelihood of achieving the business plan, and a range of payouts between the threshold and established maximums. Because the Committee does not believe that annual incentive compensation should be paid for financial results that fall below minimum acceptable levels, a threshold level of performance is established each year, below which no annual incentive payouts will be made. Similarly, because the Committee believes that additional annual incentive payments for performance above certain performance levels has no beneficial incentive effect, no incremental payouts are made under the Incentive Bonus Plan for financial performance exceeding the established maximum levels.

The Committee establishes threshold, target and maximum performance levels based on a subjective evaluation of the probability of attaining the metric. The Committee establishes threshold payouts at levels that it assesses to be approximately 80% achievable, target payouts at levels that it assesses to be approximately 50-60% achievable and the maximum payouts at levels that it assesses to be approximately 10% achievable. The percentages of base salary ranges differ by individual based upon the overall responsibility of the employment position and in relation to such percentages established by comparable companies for comparable employment positions. The ranges are periodically reviewed and updated by the Committee. For fiscal 2008, the following ranges were in effect for the positions indicated:

Executive Position	Payout at Threshold	Payout at Target	Payout at Maximum
Chief Executive Officer	18%	90%	150%
President and Chief Operating Officer	15%	75%	130%
Chief Financial Officer	10%	50%	100%
Executive Vice President(s)	10%	50%	100%

Mr. Baehler retained the percentage ranges of the annual cash incentive plan he participated in prior to serving as the Interim Chief Financial Officer, which results in a 4% payout at threshold, 20% at target and 50% at maximum. The annual incentive compensation plan allows for the Committee to use its discretion as to the appropriate treatment of any impact that a financial restatement would have on cash incentive awards; however, should a financial restatement ever occur, the Committee would review the facts and circumstances surrounding the restatement to determine the impact if any on current or future total compensation. The Board or the Committee has the discretion to adjust the plan year results to properly reflect the affects of any acquisition or other unusual event that occurred during the plan year. For fiscal 2008, there were no such adjustments made.

For fiscal 2008, the sole performance criterion for Mr. Vander Zanden, Mr. Slagle and Mr. Baehler was consolidated diluted earnings per share from continuing operations (“EPS”). For Mr. Korte and Mr. Cessna, the performance criteria were EPS (50%) and divisional EBITA (Earnings Before Interest, Tax and Amortization) (50%). The Committee used EPS and divisional EBITA as the primary performance measures as it believes that those measurements are closely correlated with the creation of shareholder value. The Committee will reevaluate each year the specific performance measures and targets for future year awards.

Mr. Vander Ploeg did not participate in the Incentive Bonus Plan in fiscal 2008 because he joined the Company near the end of the fiscal year; however, he will participate in fiscal 2009. Mr. Gomach did not participate in the Incentive Bonus Plan for fiscal 2008, as he resigned early in the fiscal year.

For fiscal 2008, the threshold EPS attainment was established at $1.90, the target was $2.00 and the maximum was $2.30. The Company’s actual EPS performance was $2.21. Based on the EPS performance exceeding the target performance level, the incentive compensation payout as a percentage of base salary was between the target and maximum payout levels. Mr. Cessna’s divisional EBITA target was $53,457,000, and actual performance was $40,965,000, and thus, he did not receive any payout associated with the portion of the annual incentive tied to divisional EBITA. Mr. Korte’s divisional EBITA target was $56,603,000, and actual performance was $57,961,000 resulting in a payout between target and maximum payout levels. According to the payout matrices approved by the Committee, the EPS and divisional EBITA performance resulted in the following payouts, expressed as a percentage of salary, for the fiscal 2008 cash incentive plan:

	Annual Incentive Payout Components
Named Executive Officer	EPS	Divisional EBITA	Total
David Vander Zanden	114%	N/A	114%
Thomas Slagle	97%	N/A	97%
Gregory Cessna	35%	—	35%
Steven Korte	35%	35%	70%
Kevin Baehler	32%	N/A	32%

In addition to the above payouts made in conjunction with the Annual Cash Incentive Bonus Plan, Mr. Slagle was awarded a $150,000 cash bonus based on the successful attainment of the first quarter of fiscal 2008 performance metrics detailed in Mr. Slagle’s employment agreement, and the Committee awarded Mr. Baehler a discretionary incentive payout of $75,000 in recognition of his performance as Interim Chief Financial Officer.

Equity-Based Incentives

During fiscal 2008, the Company had in place two equity incentive plans pursuant to which the Committee could grant equity-based awards to executive officers of the Company (and others): the 1998 Stock Incentive Plan (the “1998 Plan”), which expired on June 8, 2008, and the 2002 Stock Incentive Plan (the “2002 Plan and, together with the 1998 Plan, the “Plans”). The Committee has established guidelines for the administration and use of equity-based compensation in a manner consistent with the compensation objectives and philosophy described above. Those guidelines include targeting an aggregate equity compensation value that is in the median range of grants by comparable companies, based on the Survey Data, and which is comprised of a balanced mix of two types of long-term incentive grants for executive officers:

•

Nonqualified stock options, which vest over time (typically four years) and are intended to meet the objective of aligning the interests of the executive officers with the interests of the Company and its shareholders by providing value to the holder only if the value of the Common Stock increases after the date of grant, and

•

Performance based NSUs pursuant to which payouts are entirely contingent on the attainment of corporate performance targets over a three-year performance period, which are intended to foster stock ownership among executive officers and to meet the objective of providing incentives to the executive officers to achieve and exceed long-term financial goals.

Non-Qualified Stock Options. The Committee has historically granted ‘at-the-money’ stock options to executive officers upon the commencement of employment. In determining the number of options to grant, it is the intent of the Committee that the value of the grants approximately equals the compensation value that the executive officer would have received if the same number of options had been granted annually over a three-year period, based on option compensation valuation models. The Committee will then recommend annual grants beginning in the fourth year of the executive officer’s employment. The Committee believes that a grant of stock options upon commencement of employment, along with periodic grants thereafter, provides an effective incentive to fulfill the Company’s recruitment and retention objectives and motivate long-term performance. The Committee views stock options as an effective incentive to achieve longer-term performance because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date.

In accordance with this notion and based upon the recommendations by the Committee determined using the Towers Perrin executive compensation analysis, Mr. Vander Zanden was awarded 250,000 nonqualified stock options effective February 20, 2007, with an exercise price equal to the closing price of the Company’s common stock on such date. Prior to this grant, all of Mr. Vander Zanden’s stock options had vested. It is not anticipated that Mr. Vander Zanden will receive another grant of stock options within the three years following the aforementioned grant date. In addition, Mr. Slagle and Mr. Gomach were granted 100,000 and 45,000 nonqualified stock options, respectively, upon commencement of employment with the Company and Mr. Cessna and Mr. Korte were each granted 50,000 nonqualified stock options upon the assumption of their Executive Vice President roles in December 2005. Mr. Vander Ploeg was granted 35,000 nonqualified stock options in May of 2008 under his employment agreement, and will be eligible for consideration of annual stock option awards beginning in the fourth year of his employment.

The Company expenses the fair value of the stock options, determined on date of grant, ratably over the four year vesting period.

Performance Based Non-Vested Stock Units (NSUs). NSUs are granted under the 2002 Plan to the Named Executive Officers and others at the beginning of each fiscal year, commencing with fiscal 2008. For executive officers, vesting of the NSUs granted at the beginning of fiscal 2008 is contingent upon a cumulative three-year average EPS target. The Committee has used three-year EPS as the performance metric for the NSUs as the Committee believes that this metric most closely aligns the long-term interests of the executive officers with the long-term interests of the shareholders. The Committee will regularly review the NSU performance criteria available under the 2002 Plan and may choose to use different criteria for future periods as circumstances dictate. A new three-year cycle begins at the start of each new fiscal year. The NSUs are intended to provide an incentive for the executive officers to achieve the Company’s longer-term financial and strategic objectives while also encouraging retention, as the value of the NSUs are linked to the price of the Common Stock at the three-year vesting point and are subject to forfeiture if the executive officer leaves the Company during the three-year cycle.

The Plan employs a matrix of payouts (to be made in shares of Common Stock) between the established threshold and maximum three-year average EPS goals ranging from 80% to 200% of an executive’s targeted number of NSUs, with the EPS goal being established and approved by the Committee within 90 days of the beginning of the award cycle. The target goal is established to be on average 60% achievable, resulting in 100% payout of the executive’s targeted number of NSUs. The Committee will review and approve any awards made under the plan after the audited financial statements after the end of each three-year cycle have been issued. The plan established for the three-year fiscal period 2008-2010 is referred to as the Fiscal 2008 Performance Share Program. It is the Committee’s intention to employ three-year cycle performance-based NSU awards on annual basis going forward as a component of equity-based compensation. This intention is reflected in the fact that NSUs are among the awards available under the Company’s 2008 Equity Incentive Plan, which was approved by the Committee in June 2008, subject to shareholder approval, as described later in this Proxy Statement.

The number of shares to be awarded for the Fiscal 2008 Performance Share Program if three-year average EPS goals are achieved at the indicated levels is as follows by position:

Executive Position	Shares Awarded at Threshold	Shares Awarded at Target	Shares Awarded at Maximum
Chief Executive Officer	21,200	26,500	53,000
President and Chief Operating Officer	12,000	15,000	30,000
Chief Financial Officer	3,200	4,000	8,000
Executive Vice President(s)	3,200	4,000	8,000

The Company expenses the grant date fair value of the NSUs over the three-year vesting/performance period and reassesses the attainment of the performance level for each three-year cycle on a quarterly basis.

Retirement Income Program

The Company offers retirement benefits to its employees through a tax-qualified employee and employer-funded School Specialty, Inc. 401(k) Plan. The Committee allows for the participation of the Named Executive Officers in this plan, and the terms governing the retirement benefits under this plan for the Named Executive Officers are the same as those available for other eligible employees. Employees, including the Company’s Named Executive Officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed, and the investments chosen by the participant. The plan does not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Employees direct their own investments in the 401(k) Plan.

Stock Ownership Guidelines

Because the Committee believes in further linking the interests of management and shareholders, the Committee has adopted stock ownership guidelines for its executive officers. The Committee views these stock ownership guidelines as an effective means of aligning the interests of the executive officers with those of shareholders, since it requires executive officers to be subject to long-term stock price volatility. During fiscal 2008, the Company adopted and is in the process of implementing equity ownership guidelines for the Named Executive Officers, other executive management, and directors that will be required to be met over the next six years, or within six years of employment for newly-hired executive officers and directors. Under the guidelines, the target number of shares to be held has been established as a percentage of annual base salary for Company executive officers and as a multiple of the annual retainer for directors as set forth below:

Chief Executive Officer	4.0 times base salary
President and Chief Operating Officer	2.5 times base salary
Chief Financial Officer	1.0 times base salary
Executive Vice Presidents	1.0 times base salary
Directors	4.0 times annual director cash retainer

Directors and officers are required to achieve these stock ownership guidelines by the end of the sixth year after becoming subject to the guidelines. A milestone check will occur in year four with the expectation that the executive officers have attained at least 50% of the required share ownership. Should the executive not attain at least 50% of the required ownership within four years or 100% of the guideline by the end of the sixth year, the Board has the discretion to pay 30% to 50% of the executive officer’s annual bonus in Common Stock to support further attainment of the ownership requirement.

The Company and the Committee continue to explore innovative ways to ensure that equity is granted to associates and officers in a highly responsible manner that both meets business objectives for talent attraction and retention and provides value to the Company’s shareholders.

Perquisites and Other Personal Benefits

Other than relocation-related perquisites which may be provided to senior leaders and executive officers, the Company does not provide perquisites to the Named Executive Officers.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1 million for any fiscal year paid to the corporation’s chief executive officer and other highly compensated executive officers whose compensation is required to be reported in this Proxy Statement as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In making compensation decisions, it is the Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m). Because of uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that the compensation paid to our most highly compensated officers will be deductible for federal income tax purposes, notwithstanding the Company’s efforts to satisfy such section. In addition, the Company may pay compensation that does not satisfy these requirements for deduction if it is deemed advisable for business reasons.

Summary Compensation Information. The following table sets forth the compensation earned by the Named Executive Officers during fiscal year 2008:

Summary Compensation Table—Fiscal 2008

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (5)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David J. Vander Zanden	2008	$663,558	$—	$322,417	$936,593	$758,048	$6,092	(2)	$2,686,708
Chief Executive Officer	2007	$505,000	$—	$—	$264,576	$—	$6,089	(2)	$775,665

Thomas M. Slagle	2008	$537,096	$150,000	$182,500	$347,824	$522,165	$108,565	(3)	$1,846,329
President and Chief Operating Officer	2007	$64,615	$—	$—	$42,031	$—	$—		$106,646

Steven F. Korte	2008	$306,865	$—	$48,667	$193,359	$214,499	$6,092	(2)	$769,277
Executive Vice President, Educational Publishing	2007	$278,562	$41,668	$—	$193,359	$—	$6,089	(2)	$519,678

Gregory D. Cessna	2008	$306,865	$—	$48,667	$193,359	$107,710	$6,092	(2)	$662,488
Executive Vice President, Education Essentials	2007	$278,562	$41,668	$—	$193,359	$—	$86,459	(4)	$600,048

Kevin L. Baehler	2008	$230,769	$75,000	$—	$26,716	$74,123	$6,092	(2)	$412,700
Vice President and Interim Chief Financial Officer

Former Executive Officers

David G. Gomach	2008	$57,692	$—	$—	$—	$—	$6,551	(6)	$64,243
Executive Vice President and Chief Financial Officer	2007	$213,462	$31,154	$—	$108,707	$—	$346	(2)	$353,669

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS 123(R), disregarding the estimate of forfeitures for service-based vesting conditions, and thus include amounts from awards granted during fiscal 2008 and also awards granted prior to fiscal 2008. The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2008.

(2)	Represents contributions by the Company under the School Specialty, Inc. 401(k) plan.

(3)	Includes $103,768 of relocation benefits paid to or on behalf of Mr. Slagle in fiscal 2008 and $4,797 of contributions by the Company under the School Specialty, Inc. 401(k) plan.

(4)	Includes $79,859 of relocation benefits paid to or on behalf of Mr. Cessna by the Company in fiscal 2007 and $6,600 of contributions by the Company under the School Specialty, Inc. 401(k) plan.

(5)	For Messrs. Gomach, Korte and Cessna, represents discretionary cash bonuses awarded for their service to the Company in fiscal 2007 and paid in the first quarter of fiscal 2008. For Mr. Slagle, represents a cash bonus paid in fiscal 2008 for the successful attainment of first quarter fiscal 2008 performance metrics detailed in his employment agreement. For Mr. Baehler, represents discretionary cash bonus awarded for his service as Interim Chief Financial Officer of the Company in fiscal 2008 and paid in the first quarter of fiscal 2009.

(6)	Represents the payment of accrued paid time off upon Mr. Gomach’s resignation.

Grants of Plan-Based Awards. Details of grants of options to acquire School Specialty Common Stock and NSUs and an estimate of our future payouts under our non-equity incentive plan for fiscal 2008 for Named Executive Officers are listed below.

Grants of Plan-Based Awards – Fiscal 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Vander Zanden	(1)	$119,440	$597,202	$995,337	21,200	26,500	53,000	—	—	$—	$967,250
Thomas M. Slagle	(1)	$80,564	$402,822	$698,225	12,000	15,000	30,000	—	—	$—	$547,500
Steven F. Korte	(1)	$30,687	$153,433	$306,865	3,200	4,000	8,000	—	—	$—	$146,000
Gregory D. Cessna	(1)	$30,687	$153,433	$306,865	3,200	4,000	8,000	—	—	$—	$146,000
Kevin L. Baehler	(1)	$9,231	$46,154	$115,385	—	—	—	—	—	$—	$—

Former Executive Officers
David G. Gomach	(1)	$—	$—	$—	—	—	—	—	—	$—	$—

(1)	Represents potential cash awards under the Company’s Incentive Bonus Plan and awards of NSUs for the 2008-2010 Performance Award Cycle.

(2)	Amounts shown reflect the grant date fair value computed in accordance with SFAS 123(R). The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2008.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts

The Company is party to an employment agreement with each of the Named Executive Officers who is currently employed with the Company. Each employment agreement sets forth the terms of that officer’s employment, including among other things, salary, cash incentive plan arrangements, separation arrangements and other compensation. Material terms are described below.

The Company entered into an employment agreement with David J. Vander Zanden, President and Chief Executive Officer of the Company, on November 5, 2002. The agreement had an initial term of three years, and automatically renews for additional three year terms following the first year of the initial term or any renewal term unless either party gives notice of non-renewal. The agreement provides for an annual base salary of at least $425,000 (subject to increase at the discretion of the Board of Directors) and participation in a performance-based incentive compensation plan. Mr. Vander Zanden’s annual base salary for fiscal 2008 has been increased from his fiscal 2007 annual base salary of $505,000 to $675,000 as described above. The agreement contains a confidentiality provision that is triggered upon the termination of Mr. Vander Zanden’s employment and runs for a period of two years. The agreement provides Mr. Vander Zanden the right to terminate his employment upon a change of control of the Company. In the event Mr. Vander Zanden’s employment is terminated due to his death or disability or upon a change of control, the Company is required to pay to him his base salary for the balance of the then remaining term of the agreement. Additionally, during any period of salary continuation described in the agreement, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company. The agreement contains a non-compete provision that applies during Mr. Vander Zanden’s employment and runs for a period of two years following termination of employment or the length of time he receives base salary payments, whichever is longer. On November 5, 2002, the Board of Directors of School Specialty approved an Executive Term Life Insurance Plan (the “Plan”) for Mr. Vander Zanden. The Plan provided for $20 million of term life insurance coverage on the life of Mr. Vander Zanden. The Plan, with premiums paid by the Company, provided coverage under two separate policies. The first policy provided for $10 million of coverage, with the Company designated as the beneficiary. The second policy provided for $10 million of coverage, with beneficiaries designated by Mr. Vander Zanden. At the request of Mr. Vander Zanden, the Board of Directors authorized cancellation of the second policy in fiscal 2006, reducing the total coverage from $20 million to $10 million with the Company as the sole remaining beneficiary.

The Company entered into an employment agreement with Thomas M. Slagle, President and Chief Operating Officer of the Company, on March 15, 2007. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $525,000, participation in an incentive bonus plan, an option to purchase 100,000 shares of Common Stock and participation in an equity-based performance incentive plan. In addition, Mr. Slagle was eligible for a $150,000 one-time cash bonus if the Company meets or exceeds 90% of budgeted consolidated EBITA for the first quarter of fiscal 2008. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Mr. Slagle’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Slagle will have no additional rights if his employment is terminated for cause, death, disability, or resignation except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with David N. Vander Ploeg, Executive Vice President and Chief Financial Officer of the Company, effective April 21, 2008. The agreement has an initial term of three years and provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan with a 50% of annual earned base salary target with a maximum opportunity of 100%, an option to purchase 35,000 shares of Common Stock as approved by the Committee of the Board of Directors at the regular meeting held in May of 2008, and participation in an equity-based performance incentive plan beginning in fiscal 2009 consisting of a grant of NSUs at a target of 5,000 units, as approved by the Committee at the June 2008 regular meeting. The agreement contains confidentiality and non-compete provisions that continue for 18 months after termination of employment. In the event Mr. Vander Ploeg’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Vander Ploeg will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled. Mr. Vander Ploeg did not receive any grants of plan-based awards or actual compensation payments during fiscal 2008.

The Company entered into an employment agreement with Gregory D. Cessna, Executive Vice President, Education Essentials, on July 11, 2005. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, an option to purchase 50,000 shares of Common Stock, and participation in an equity-based performance incentive plan. Mr. Cessna’s annual base salary was increased to $300,000 in December 2006 and is currently $310,500 as described above. The agreement contains confidentiality and non-compete provisions during employment and for 24 months after termination of employment. In the event Mr. Cessna’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Cessna will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Steven F. Korte, Executive Vice President, Educational Publishing, on December 6, 2005. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, an option to purchase 50,000 shares of Common Stock, relocation benefits and participation in an equity-based performance incentive plan. Mr. Korte’s annual base salary was increased to $300,000 in December 2006 and is currently $310,500 as described above. The agreement contains confidentiality and non-compete provisions during employment and for 24 and 18 months respectively after termination of employment. In the event Mr. Korte’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Korte will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement (as amended) with David G. Gomach, former Executive Vice President and Chief Financial Officer of the Company, on August 14, 2006. The agreement had an initial term of three years and provided for an annual base salary of $300,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan, an option to purchase 45,000 shares of Common Stock and participation in an equity-based performance incentive plan. The agreement contained confidentiality and non-compete provisions that continue for 24 months after termination of employment. Mr. Gomach had no additional rights under the agreement in connection with his resignation effective July 2, 2007, except for the right to receive the unpaid base salary, accrued time off or reimbursement of expenses to which he was entitled.

Outstanding Equity Awards. The following table provides information regarding options held at fiscal year end by the Named Executive Officers:

Outstanding Equity Awards at April 26, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Vander Zanden	5,834	—		$15.50	6/9/2008	—	—	26,500	$791,820
	3,336	—		$15.00	6/1/2009
	100,000	—		$17.69	3/27/2010
	50,000	—		$24.10	11/5/2012
	62,500	187,500	(1)	$38.91	2/20/2017
Thomas M. Slagle	25,000	75,000	(1)	$36.82	3/15/2017	—	—	15,000	$448,200
Steven F. Korte	25,000	25,000	(1)	$36.82	12/7/2015	—	—	4,000	$119,520
Gregory D. Cessna	25,000	25,000	(1)	$36.82	12/7/2015	—	—	4,000	$119,520
Kevin L. Baehler	3,750	1,250	(1)	$34.62	8/24/2014	—	—	—	$—
	750	750	(1)	$36.82	12/7/2015	—	—	—	$—

(1)	Options vest in four equal annual installments. No unvested options were “in-the-money” based on the closing price of the Company’s common stock of $29.88 as of April 26, 2008.

(2)	Represents the “target” number of shares of common stock that the recipient will receive at the end of the three-year performance period if the average EPS goal is attained at 100%.

Option Exercises. The following table provides information regarding options to acquire Common Stock exercised during fiscal 2008 by the Named Executive Officers.

Options Exercised—Fiscal 2008

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
David J. Vander Zanden	249,349	$5,157,219
Thomas M. Slagle	—	—
Steven F. Korte	—	—
Gregory D. Cessna	—	—
Kevin L. Baehler	—	—

Former Executive Officers
David G. Gomach	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying the options on the dates of exercise and the aggregate exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments Upon Termination by the Company

Upon termination of his employment agreement without cause, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his contract. Based upon the terms of the agreement, the minimum amount of salary continuation Mr. Vander Zanden would receive is two years of annual base salary and the maximum is three years of annual base salary. During any period of salary continuation, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

Upon termination without cause, Messrs. Slagle, Vander Ploeg, Cessna and Korte are eligible for a severance payment of 12 months of base salary as further quantified in the table below.

No payments are required to any Named Executive Officer upon termination for cause (in each case, as defined in the applicable agreement).

Potential Payments Upon Retirement, Death or Disability

Executive officers are not eligible for any additional benefits upon retirement. Upon death or disability, Mr. Vander Zanden is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned.

Potential Payments Upon a Change of Control

Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his employment agreement, including health insurance coverage as previously mentioned. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

The table below reflects the amounts that would have been payable to each of the Named Executive Officers of the Company had such person terminated his employment effective as of April 26, 2008. The actual amounts payable can only be determined at the time of an individual’s separation from the Company.

Name and Benefit (4)	Voluntary Termination	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in- Control (2)	Disability	Death
David J. Vander Zanden
Base Salary (1)	$—	$—	$1,584,863	$—	$1,584,863	$1,584,863	$1,584,863
Equity Award Vesting acceleration (3)					$791,820	$—	$—

Thomas M. Slagle
Base Salary	$—	$—	$543,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$448,200	$—	$—

David N. Vander Ploeg
Base Salary	$—	$—	$330,000	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$—	$—	$—

Steven F. Korte
Base Salary	$—	$—	$310,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$119,520	$—	$—

Gregory D. Cessna
Base Salary	$—	$—	$310,500	$—	$—	$—	$—
Equity Award Vesting acceleration (3)					$119,520	$—	$—

(1)	The salary continuation benefits reflected for Mr. Vander Zanden reflect the amount payable assuming termination on the last day of fiscal 2008. The minimum amount payable would be two years of annual base salary, or $1,350,000 and the maximum amount payable, assuming termination on the first day of a three-year renewal period of his employment contract, would be $2,025,000. During any period of salary continuation, Mr. Vander Zanden and his family shall continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Vander Zanden and the Company.

(2)	Upon a change of control, Mr. Vander Zanden has the right to terminate his employment and is eligible for salary continuation through the remaining term of his contract. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

(3)	Based on the closing market price of the Company’s common stock on April 26, 2008, $29.88, no unvested options were ‘in-the-money,’ and therefore acceleration of unvested options would not have resulted in any additional payments to the Named Executive Officers. The amounts shown reflect the accelerated vesting of NSUs which, are payable at target upon a change of control.

(4)	Details related to payments to former executive officers are described in the narrative accompanying the Summary Compensation Table.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors are granted options under our stock incentive plans to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors and 5,000 shares of Common Stock during each additional year of service. Options are granted at an exercise price equal to the fair market value on the date of grant and have three year, variable vesting schedules (20% after year one, 50% cumulative after year two, and 100% cumulative after year three). Beginning with June 2008 grants, non-employee directors receive approximately one half of their equity-based compensation in the form of options that vest over three years as indicated above, and approximately one half in the form of NSUs that are fully earned after the one-year anniversary of the date of grant but are vested based on the Committee’s certification of the results of the three-year performance period.

Non-employee directors are currently paid an annual retainer of $50,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors. The non-executive chairman is paid an additional annual retainer of $50,000, and the Audit, Compensation, and Nominating and Governance Committee chairpersons are paid additional annual retainers of $10,000, $5,000 and $5,000, respectively

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Terry L. Lay	$114,000	$76,586	$190,586
Edward C. Emma	$68,000	$67,195	$135,195
Herbert A. Trucksess, III	$73,000	$60,479	$133,479
Jacqueline F. Woods	$60,750	$63,534	$124,284
Jonathan J. Ledecky	$52,000	$65,082	$117,082
A. Jacqueline Dout	$29,000	$15,046	$44,046

(1)	Amounts shown reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS 123(R), disregarding the estimate of forfeitures for service-based vesting conditions, and thus include amounts from awards granted during fiscal 2008 and also awards granted prior to fiscal 2008. The assumptions used in the computation of this amount are included in Note 13, “Share-Based Compensation Expense,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 25, 2008. As of April 26, 2008 each Director had the following number of options outstanding: Terry L. Lay: 30,000; Edward C. Emma: 20,000; Herbert A. Trucksess, III: 20,000; Jacqueline F. Woods: 20,000; Jonathan J. Ledecky: 964,079; and A. Jacqueline Dout: 15,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended April 26, 2008.

The Compensation Committee:

Edward C. Emma (Chairman)

Herbert A. Trucksess, III

Jacqueline F. Woods

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee, nor anyone who was a member of the Compensation Committee during fiscal 2008, has ever been an officer of School Specialty or any of our subsidiaries, and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2008, the Audit Committee met six times, and the Audit Committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the Chief Financial Officer and independent registered public accounting firm prior to their filing with the SEC.

In June 2008, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2009.

Independent Registered Public Accounting Firm Independence and Fiscal 2008 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent registered public accounting firm for the fiscal 2008 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Audit Committee also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls. The Audit Committee reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2008 audit of the financial statements.

Fiscal 2008 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results of operations (“MD&A”) as of and for the fiscal year ended April 26, 2008 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that our audited financial statements and MD&A be included in our annual report on Form 10-K for the fiscal year ended April 26, 2008 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The aggregate fees billed for professional services by Deloitte during fiscal 2008 and fiscal 2007 were approximately:

Type of Fees	Fiscal 2008	Fiscal 2007
Audit Fees	$710,000	$757,000
Audit-Related Fees	17,000	92,000
Tax Fees	255,000	260,000
All Other Fees	0	0

Total	$982,000	$1,109,000

In the above table, “audit fees” are fees School Specialty paid Deloitte for professional services for the audit of School Specialty’s consolidated financial statements included in its annual report on Form 10-K and review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Services related to School Specialty’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are included in audit fees for fiscal 2008 and 2007. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of School Specialty’s financial statements. Audit-related services for fiscal 2008 included services related to a benefit plan audit. Audit-related services for fiscal 2007 included services related to a benefit plan audit, services related to School Specialty’s 2006 debt financing and a benefit plan registration statement. “Tax fees” are fees for tax compliance, tax advice, and tax planning. Tax-related services for fiscal 2008 and fiscal 2007 included tax return preparation and consulting. There were no “other fees” paid in fiscal 2008 or fiscal 2007.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte. However, the Audit Committee has delegated the approval of one category of non-audit services, post-closing accounting services related to School Specialty’s future acquisitions and dispositions, to the Chairman in the event it is not administratively expedient for the full Audit Committee to approve and authorize such services. In such case, the Chairman is required to make a report to the full Audit Committee at its next meeting. All audit and non-audit services provided by Deloitte during fiscal 2008 were pre-approved by the Audit Committee.

The Audit Committee:

Herbert A. Trucksess, III (Chairman)

Terry L. Lay

A. Jacqueline Dout

PROPOSAL TWO: APPROVAL OF THE SCHOOL

SPECIALTY, INC. 2008 EQUITY INCENTIVE PLAN

General

School Specialty is seeking approval of the School Specialty, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). The Board of Directors adopted the 2008 Plan on June 24, 2008, subject to shareholder approval, in order to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and to reward them for making contributions to the success of the Company.

The 2008 Plan includes the following provisions:

•	the exercise price for options and stock appreciation rights cannot be less than 100% of the fair market value of the Common Stock on the date of grant;

•	available awards include, among others, non-vested performance share units, which are awarded based on performance goals;

•

the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect changes to the capital structure of the Company as set forth in Section 15 of the Plan;

•	a maximum term of ten years for options and stock appreciation rights;

•

unless the Compensation Committee determines otherwise by notifying participants that other methods of exercise are mandatory or available, all nonstatutory stock option exercises will be done on a “net exercise” basis, meaning that the Company will deliver a number of shares to the exercising participant equal to the number of shares of Common Stock for which the nonstatutory stock option was exercised, reduced by a number of shares of Common Stock with a fair market value equal to the exercise price and the minimum tax withholding required by law on the exercise;

•

the 2008 Plan does not have liberal share counting provisions (such as provisions that would permit shares withheld for payment of taxes or the exercise price of stock options to be re-granted under the plan);

•	awards cannot be transferred to third parties, with the exception of certain estate planning transfers, which can be made if the committee that administers the 2008 Plan approves such transfers.

The complete text of the 2008 Plan is set forth in Appendix A. The following summary of the material features of the 2008 Plan is qualified in its entirety by reference to Appendix A. Because the 2008 Plan is a new plan and any awards to be made under the 2008 Plan are in the discretion of the Compensation Committee, any amounts to be received by participants under the 2008 Plan are not yet determinable.

The Board of Directors unanimously recommends a vote FOR approval of the 2008 Plan.

Eligibility

Persons eligible for awards under the 2008 Plan, if approved, will include current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company and who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Compensation Committee or the management of the Company, can have a significant effect on the success of the Company. As of April 26, 2008, School Specialty and its subsidiaries had approximately 2,500 employees and six non-employee directors.

Administration

If approved, the 2008 Plan will be administered by the Compensation Committee. Except to the extent prohibited by applicable law or the applicable rules of The NASDAQ Stock Market (or any other exchange on which the Common Stock may be listed), the Compensation Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the 2008 Plan, other than grants of awards to executive officers of the Company, pursuant to any conditions or limitations that the Compensation Committee may establish.

Awards

Awards under the Plan may include incentive stock options (which we refer to as “ISOs”) and nonstatutory stock options (which we refer to as “NSOs”), shares of restricted stock or restricted stock units, stock appreciation rights (which we refer to as “SARs”) or non-vested performance units (which we refer to as “NSUs”), each as described below. The Compensation Committee is responsible for determining the type or types of awards to be made to each participant. The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in the related award agreement. In all events, upon the occurrence of a change in control (as defined in the 2008 Plan), all awards will become fully vested and immediately exercisable, except as otherwise expressly provided in the 2008 Plan or in the applicable award agreement.

Subject to adjustments required under the 2008 Plan, the aggregate number of shares of Common Stock subject to the 2008 Plan is 2,000,000 shares, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, and up to 1,500,000 of which may be granted in the form of ISOs. No individual may receive options or SARs for more than 250,000 shares in the aggregate during any calendar year. Additionally, no individual may receive NSUs for more than 80,000 shares in the aggregate during any calendar year. The 2008 Plan will terminate on June 23, 2018, subject to early termination by the Company’s Board as described in the 2008 Plan, and no awards may be made under the 2008 Plan after such date.

Stock Options

Stock options are rights to purchase a specified number of shares of Common Stock for a purchase price of not less than 100% of the fair market value of the Common Stock on the date of grant. The Compensation Committee may not reduce the purchase price for Common Stock pursuant to a stock option after the date of grant without the consent of the Company’s shareholders, except in accordance with certain exceptions set forth in the 2008 Plan. A stock option may be designated by the Compensation Committee in the award agreement as an NSO for all participants or an ISO for employee participants. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Compensation Committee, must comply with Section 422 of the Code which, among other limitations, provides that the aggregate fair market value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000; that ISOs must be priced at not less than 100% of the fair market value on the date of the grant (110% in the case of a participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs must be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions relating to an option grant will be established by the Compensation Committee and set forth in the award agreement. The closing sale price of the Common Stock on The NASDAQ Stock Market on July 2, 2008 was $30.05.

Restricted Stock or Restricted Stock Unit Awards

A restricted stock or restricted stock unit award is an award of stock, or in the case of a restricted stock unit, a bookkeeping entry granting a participant the right to a share of Common Stock or cash in the future, for some or no monetary consideration, as the Compensation Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Compensation Committee and set forth in the award agreement.

SARs

SARs or stock appreciation rights refers to a grant of the right to receive, upon exercise, the difference between the fair market value of a share of Common Stock on the date of exercise, and the grant value of each SAR. The grant value may not be less than 100% of the fair market value of the Common Stock on the date of grant, as set forth in the applicable award agreement. The difference between the fair market value on the date of exercise and the grant value, multiplied by the number of SARs exercised (which we refer to as the “spread”), will be paid in shares of Common Stock with a fair market value equal to the spread. However, the Company may, in the sole discretion of the Compensation Committee, elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Compensation Committee, with a fair market value equal to the spread. The other restrictions and conditions of the SARs will be established by the Compensation Committee and set forth in the applicable award agreement, provided that the period for which an SAR may be exercisable will not exceed ten years.

NSUs

NSUs, or non-vested performance share units, will be subject to award agreements specifying the threshold, target and maximum number of shares of Common Stock that will be awarded to a participant, depending on the achievement of designated performance goals, as described below. The award agreements will also specify the term of the performance period and any other material terms of the award. To the extent a participant is a covered employee for purposes of Section 162(m) of the Code, the performance goals will be designated no later than 90 days after the beginning of the performance period. The number of shares of Common Stock distributed to a Participant will be determined at the end of the performance period based on the achievement of the performance goals. No payment will be made in the event that threshold performance is not achieved.

With respect to NSUs, performance goals may include any of the following criteria as determined by the Compensation Committee which, where applicable, (i) may be set on a pre-tax or after tax basis, (ii) may be applied on an absolute or relative basis, (iii) may be valued on a growth or fixed basis, and (iv) may be applied on a Company-wide, business segment or individual basis:

•	revenue;

•	gross profit;

•	gross profit margin percentage;

•	operating revenues;

•	operating earnings margin percentage;

•	diluted earnings per share;

•	diluted earnings per share from continuing operations;

•	earnings before interest, taxes, depreciation and amortization (or any combination thereof);

•	net earnings;

•	return on invested capital;

•	cash flow from operating activities;

•	free cash flow; and

•	total shareholder return.

Achievement of the performance goals will be determined by applying U.S. generally accepted accounting principles, adjusted for changes in accounting or extraordinary, unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Compensation Committee upon the grant of an award.

Amendment or Discontinuance of the Plan

The Board may, at any time, amend or terminate the 2008 Plan. However, no amendment or termination may adversely affect the rights of any participant or beneficiary under any award granted under the 2008 Plan without the written consent of the affected participant prior to the date the amendment is adopted by the Board, except (1) to the extent necessary for participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under the 2008 Plan. In addition, the Board may not, without further shareholder approval, adopt any amendment to the 2008 Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of The NASDAQ Stock Market.

Adjustments

In the event of certain changes in the capital structure of the Company, the Compensation Committee is required to make proportionate equitable adjustments to outstanding awards such that the net value of the award is not changed. Any adjustment action taken by the Compensation Committee will be conclusive and binding on all participants, the Company and their successors, assigns and beneficiaries.

Termination of Employment or Service

In the event of termination of employment or service other than as a result of death, disability or “retirement” (as defined in the 2008 Plan), a participant will generally have 90 days after termination to exercise options which were vested on the date of termination. The Compensation Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability or retirement. Restricted stock and restricted stock units are generally forfeited upon termination of employment.

Federal Income Tax Consequences

The federal income tax consequences of NSOs, ISOs, restricted stock, restricted stock units, SARs and NSUs proposed to be granted under the 2008 Plan are generally as follows:

NSOs. The grant of an NSO will have no federal income tax consequences to the Company or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of an NSO will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. In both cases, the amount taxed as ordinary income will be subject to income and employment tax withholding if the participant is an employee. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. The Company will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant, subject to the applicability of Section 162(m) of the Code, which limits the deductibility of compensation in excess of $1 million paid to a named executive officer if it is not performance-based.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant or vesting of restricted stock units. However, upon vesting, the then fair market value of the units is subject to income and employment tax withholding if the participant is an employee. The participant will recognize taxable ordinary income at such time as shares or cash are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares or cash distributed to the participant. If the participant is an employee, the ordinary income recognized on distribution is subject to income and employment tax withholding if such income and withholding tax was not withheld at the time of vesting. Upon the distribution of shares or cash to a participant with respect to restricted stock units, the Company will ordinarily be entitled to a deduction for federal income tax purposes (subject to the requirements of Section 162(m) of the Code) in an amount equal to the taxable ordinary income recognized by the participant. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares plus any amount paid for the restricted stock units, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to the participant.

SARs. A participant will not be deemed to have received taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Common Stock received plus the amount of any cash received, and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise. Gains recognized on the exercise of SARs by employees will be subject to income and employment tax withholding. The basis of shares received upon the exercise of an SAR will equal the fair market value of the shares at the time of exercise, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to such participant.

NSUs. The grant of NSUs is not a taxable event to a participant. The participant will recognize taxable ordinary income at such time as the shares of Common Stock are distributed with respect to NSUs earned by the participant. The taxable ordinary income will equal the fair market value of the shares the participant receives. Upon the distribution of shares to a participant with respect to NSUs, School Specialty will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income recognized by the participant. In the case of employees, such income will be subject to withholding for federal income tax purposes, and School Specialty will be entitled to withhold the amount of tax due from any amounts payable to the participant or to defer making delivery of any Common Stock to be issued until satisfactory withholding arrangements have been made. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. A participant’s holding period will commence on the date the shares are distributed to the participant.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the types of awards proposed to be granted under the 2008 Plan, including employment tax and state, local or foreign income tax consequences.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of April 26, 2008 regarding shares of our Common Stock outstanding and available for issuance under our equity compensation plans, the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “1998 Plan”) and the 2002 Stock Incentive Plan (the “2002 Plan”). Under the 2002 Plan, we may grant stock options and other awards from time to time to employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty. No additional options may be granted under the 1998 Plan, which expired on June 8, 2008. The 1998 Plan was approved by shareholders on August 29, 2000 and the 2002 Plan was approved by shareholders on August 27, 2002. An amended and restated version of the 2002 Plan was approved by School Specialty’s shareholders on August 29, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	2,707,139	$26.69	404,725
Equity compensation plans not approved by security holders (2)	0	0	0
Total	2,707,139	$26.69	404,725

(1)	Grants of shares of our Common Stock under the 1998 Plan were limited to 20% of the shares of Common Stock outstanding at the time of grant. As the number of outstanding shares of Common Stock increases or decreases, the maximum number of shares that could be issued under the 1998 Plan increased and decreased. As of April 26, 2008, there were 18,708,525 shares of Common Stock outstanding. Grants of shares of Common Stock under the 2002 Plan are limited to 1,500,000 shares.

(2)	Both of School Specialty’s equity compensation plans have been approved by School Specialty’s shareholders. The Company’s 2008 Plan is subject to shareholder approval at the Annual Meeting.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 25, 2009. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 26, 2008. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009.

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2009 Annual Meeting of Shareholders must be submitted to us no earlier than May 21, 2009 and no later than June 22, 2009. Any other shareholder proposed business to be brought before the 2009 Annual Meeting of Shareholders must be submitted to us no later than March 17, 2009. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2009 Annual Meeting of Shareholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before March 17, 2009. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Shareholders may obtain a copy of our Annual Report on Form 10-K for fiscal 2008 at no cost by writing to Ms. Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

Appendix A

SCHOOL SPECIALTY, INC.

2008 EQUITY INCENTIVE PLAN

1. Objectives. The School Specialty, Inc. 2008 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit, SAR (stock appreciation right) or NSU (non-vested performance share unit) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of School Specialty, Inc.

(d) “Cause” shall mean the Participant has (i) committed fraud, misappropriation, embezzlement, or willful misconduct that has resulted or is likely to result in material harm to the Company; (ii) committed or been indicted for or convicted of, or pled guilty or no contest to, any crime (other than for minor infractions or traffic violations) involving fraud, breach of trust, misappropriation, or other similar activity or otherwise relating to the Company; or (iii) committed an act of gross negligence or otherwise acted with willful disregard for the Company’s best interests in a manner that has resulted or is likely to result in material harm to the Company. This definition of “Cause” shall remain in effect for all aspects relating to the granting and administration of Awards, regardless of whether the Participant has a written employment or other agreement in effect at the time of termination that otherwise defines “cause.”

(e) “Change in Control” shall mean any of the following:

(i) a person, entity, or group (other than the Company, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of School Specialty, Inc.’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(ii) completion of a reorganization, merger, statutory share exchange or consolidation of School Specialty, Inc. with or into any other entity, unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either School Specialty, Inc. or the other surviving entity or its parent;

(iii) the complete liquidation or dissolution of School Specialty, Inc. or the sale or disposition of all or substantially all of School Specialty’s assets other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Voting Securities immediately prior to such sale or other disposition and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board, as defined below, at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) of proxies or consents by or on behalf of a person other than the Incumbent Board.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $0.001 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean a committee of the Board composed of two or more independent directors. The Committee shall be the Compensation Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i) “Company” shall mean School Specialty, Inc., its direct and indirect subsidiaries, and partnerships and other business ventures in which School Specialty, Inc. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, the definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the NASDAQ Stock Market as reported in the Midwest Edition of the Wall Street Journal or other authoritative source on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l) “NSU” means a non-vested performance share unit granted to a Participant by the Committee pursuant to Section 7 hereof.

(m) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(n) “Option” shall mean (1) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (2) with respect to any non-employee, a Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(o) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(p) “Plan” shall mean the School Specialty, Inc. 2008 Equity Incentive Plan.

(q) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(r) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(s) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

(t) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

4. Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 15 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 2,000,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) any shares which have been issued as Restricted Stock, Restricted Stock Units or NSUs which are forfeited to the Company shall be treated, following such forfeiture, as shares which have not been issued; (ii) upon the exercise of an SAR granted under the Plan, the full number of SARs granted at such time shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (iii) shares of Common Stock withheld to satisfy taxes and shares of Common Stock used to exercise an Option or SAR, either directly or by attestation, shall be treated as issued hereunder; and (4) if an Option is exercised by using the net exercise method set forth in Section 9(b), the gross number of shares for which the Option is exercised shall be treated as issued for purposes of counting the shares of Common Stock available for issuance under this Plan, not just the net shares of Common Stock issued to the Participant after reduction for the exercise price and any applicable withholding taxes.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, up to 1,500,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 15 hereof, (i) the Company will not issue more than 500,000 shares of Restricted Stock, Restricted Units or NSUs during the term of the Plan, (ii) no individual shall be eligible to receive Options or SARs for more than 250,000 shares of Common Stock under the Plan during any calendar year, and (iii) the maximum number of shares that may be granted to a single individual in a calendar year in the form of NSUs is 80,000, assuming NSUs are paid out at the maximum level.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan, other than grants of Awards to executive officers of the Company, pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable, except as otherwise expressly provided herein or in the applicable Award Agreements. The types of Awards available under the Plan are those listed in this Section 7.

(a) Option. An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. A share of Restricted Stock is an award of one share of Common Stock, and a Restricted Stock Unit is a bookkeeping entry, granting a Participant a share of Common Stock or cash in the future, respectively, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

(c) SARs. An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The

Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

(d) NSUs. Non-vested performance share units (“NSUs”) shall be subject to the terms contained in a Performance Share Unit Award Agreement. Such Agreement shall specify the threshold, target and maximum number of shares of Common Stock that will be awarded to a Participant, depending on the achievement of one or more of the designated Performance Goals, defined below. In addition, the Agreement shall specify the term of the performance period and any other material terms of the Award. To the extent a Participant is a Covered Employee as defined in Section 162(m) of the Code and the applicable regulations promulgated thereunder, the Performance Goals will be designated no later than 90 days after the beginning of the performance period, and no shares of Common Stock will be distributed to such Participant until the Committee certifies to the attainment of such Performance Goals. The number of shares of Common Stock distributed to a Participant shall be determined at the end of the performance period based on the achievement of the Performance Goals. If the achievement is between the threshold and target, or the target and maximum Performance Goals, then the number of shares of Common Stock distributed to the Participant will be determined by linear interpolation. The distribution of shares of Common Stock will occur within ten business days of the certification of the Committee as to the attainment of the Performance Goals, subject to compliance with any federal, state or local income and employment tax withholding requirements. NSUs will vest upon the occurrence of the Participant’s death, Disability or a Change of Control and be payable at the target level, prorated for the number of full months during that performance period that the Participant was employed by the Company. Distribution of the shares of Common Stock owing to the Participant will be made no later than thirty business days after the occurrence of such events.

“Performance Goals” shall mean the goals identified by the Committee to measure one or more business criteria, which may include any of the following criteria and which, where applicable (i) may be set on a pre-tax or after-tax basis, (ii) may be applied on an absolute or relative basis, (iii) may be valued on a growth or fixed basis, and (iv) may be applied on a Company-wide, business segment, or individual basis:

1. Revenue

2. Gross profit

3. Gross profit margin percentage

4. Operating earnings

5. Operating earnings margin percentage

6. Diluted earnings per share

7. Diluted earnings per share from continuing operations

8. Earnings before interest, taxes, depreciation and amortization (or any combination thereof)

9. Net earnings

10. Return on Invested Capital

11. Cash flow from operating activities

12. Free Cash Flow

13. Total shareholder return

The above Performance Goals will be determined by applying U.S. generally accepted accounting principles, adjusted for (i) changes in accounting or (ii) extraordinary, unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Committee upon the grant of an Award.

8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee, which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock, Restricted Stock Units or NSUs.

9. Award Exercise.

(a) Notice of Exercise. To exercise any exercisable portion of an Award, the Participant must deliver a notice of exercise to the Assistant Secretary of the Company (or to whomever the Committee designates), in a form complying with any rules the Committee may issue, signed or otherwise authenticated by the Participant, and specifying the number of shares of Common Stock underlying the portion of the Award the Participant is exercising.

(b) Option Exercise. Unless the Committee determines otherwise by notifying Participants (or directing the Company to notify Participants) that other methods of exercise are mandatory or available, all Nonstatutory Stock Option exercises will be done on a “net exercise” basis. This means that the Company will deliver that number of shares to the exercising Participant which equals the number of shares of Common Stock for which the Nonstatutory Stock Option was exercised, reduced by that number of whole shares of Common Stock with a Fair Market Value on the date of exercise equal to the exercise price and the minimum tax withholding required by law on the exercise. To the extent the combined value of the whole shares of Common Stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the exercise price and minimum tax withholding obligation, the Company will withhold such additional amount (equal in value to the fractional share) from the Participant’s next pay check, or if the Participant is not employed by the Company, the Participant must pay such amount in cash to the Company before delivery of the shares will be made to the Participant.

(c) Other Exercise. To exercise any Award other than a Nonstatutory Option, the Participant shall pay the full exercise price, if any, by cashier’s or certified check for the shares of Common Stock with respect to which the Award is being exercised, unless the Committee consents to another form of payment (which could include the use of Common Stock, or in the case of an Incentive Stock Option, a broker-assisted exercise using the broker designated by the Company).

(d) Exercise Payment. Payment in full of the exercise price need not accompany the written notice of exercise if the exercise complies with a permitted cashless exercise method, including, for example, that the notice directs that the stock certificates (or other indicia of ownership) for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the stock certificates (or other indicia) are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the exercise price and any required withholding taxes.

10. Dividends and Distributions. Participants holding Restricted Stock, Restricted Stock Units or NSUs may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee may determine the form of payment of dividends or dividend equivalents, including cash, Common Stock, or additional Restricted Stock, Restricted Stock Units or NSUs.

11. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. If an Option is exercised by using the net exercise method set forth in Section 9(b), the minimum level of tax withholding shall be satisfied for purposes of this Section 11, provided that payment for the fractional share, if any, is made in accordance with Section 9(b). The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock, Restricted Stock Units or NSUs vest. In the case of Restricted Stock Units or NSUs, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

12. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (i) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (ii) for adjustments permitted under Section 15 hereof; and

(b) the Board may not, without further approval of the shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the NASDAQ Stock Market (or if the Common Stock is not then listed on the NASDAQ Stock Market, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed). In addition, the Board may not reduce the exercise price of an Option or the Grant Value of an SAR without the consent of the Company’s shareholders, except in accordance with the adjustments pursuant to Section 15 hereof.

13. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) and (b) of this Section 13, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement or early retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement or early retirement, and the exercisability and vesting of any Award may be accelerated.

(b) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

(iv) In the event of uncertainty as to interpretation of, or controversies concerning, this paragraph (b) of Section 12, the Committee’s determinations shall be binding and conclusive on all interested parties.

(c) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

14. Nonassignability. Except as provided in subsection (b) of Section 13 and this Section 14, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Options, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

15. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee shall adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for Incentive Stock Options, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all assets, reorganization or liquidation, the Committee shall be authorized to (A) issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards or (B) convert any outstanding, in-the-money Awards into cash on a basis to be determined by the Committee in its sole discretion, and cancel any underwater Awards. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 15 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

16. Notice. Unless otherwise specified in the Plan, any notice to the Company required by any of the provisions of this Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

17. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

18. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin, without giving effect to its conflicts of law provisions.

19. Effective and Termination Dates. The effective date of the Plan is June 24, 2008, subject to shareholder approval. The Plan shall terminate on June 23, 2018, subject to earlier termination by the Board pursuant to Section 12, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

20. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 19, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

20233000000000000000 7	081908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to serve until the 2011 Annual Meeting of Shareholders as Class I directors.			2.	Approval of the School Specialty, Inc. 2008 Equity Incentive Plan;	FOR AGAINST ABSTAIN ☐ ☐ ☐
☐	FOR ALL NOMINEES	NOMINEES: Edward C. Emma Jonathan J. Ledecky		3.	Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2009; and	☐ ☐ ☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Number of shares

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 19, 2008

8:30 a.m. Central Time

The American Club

419 Highland Drive

Kohler, Wisconsin

Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888)388-3224.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on August 19, 2008: School Specialty’s Proxy Statement and Annual

Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SCHOOL SPECIALTY, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints David J. Vander Zanden and Thomas M. Slagle, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 2, 2008 at the 2008 Annual Meeting of Shareholders of School Specialty, Inc. to be held on August 19, 2008, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted “FOR” the election of the individuals nominated to serve as Class I directors, “FOR” the approval of the School Specialty, Inc. 2008 Equity Incentive Plan and “FOR” the ratification of the appointment of the independent registered public accounting firm, each of which is being proposed by School Specialty, Inc.

(Continued and to be signed on the reverse side.)

14475